UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2016

SolarCity Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35758	02-0781046
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3055 Clearview Way

San Mateo, California 94402

(Address of principal executive offices, including zip code)

(650) 638-1028

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Toby Corey as President of Global Sales and Customer Experience

On June 9, 2016, SolarCity Corporation (“SolarCity”) announced the appointment of Toby Corey as President of Global Sales and Customer Experience.

Mr. Corey, 54, co-founded and has served as the chief executive officer of Tuul, Inc., a business-to-consumer mobile automation platform, since April 2014.  Prior to that, Mr. Corey served as our Chief Revenue Officer from January 2012 until September 2013.  Since September 2011, Mr. Corey has served as an adjunct professor at Stanford University teaching management science and engineering. Mr. Corey previously served as chief executive officer of Intend Change Group, Inc., a venture capital construction company launching new start-ups, from September 1999 to December 2011, and as co-founder, president and chief operating officer of USWeb Corporation, an internet services firm, from September 1995 to September 1999. Mr. Corey holds a bachelor’s degree in economics and computer science minor from Southern Connecticut State University.

Mr. Corey has no family relationships with any director, executive officer, or person nominated or chosen by SolarCity to become a director or executive officer of SolarCity. Mr. Corey is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Retirement of Hayes Barnard as Chief Revenue Officer; Transition Agreement

On June 9, 2016, Hayes Barnard retired as Chief Revenue Officer of SolarCity.  Mr. Barnard will remain an employee of SolarCity through July 31, 2016.

SolarCity anticipates entering into a Transition, Retention, Separation Agreement and Release with Mr. Barnard. SolarCity will file an amendment to this Current Report on Form 8-K disclosing the terms of any such agreement.

Item 8.01	Other Events.

On June 9, 2016, SolarCity issued a press release announcing the hiring of Mr. Corey and retirement of Mr. Barnard. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
99.1	Press Release dated June 9, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SolarCity Corporation

	By:	/s/ Lyndon Rive
Lyndon Rive
Date: June 10, 2016		Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated June 9, 2016